Exhibit 16

November 15, 2006

Securities and Exchange Commission
Washington, D.C. 20549
Commissioners:
We have read Citizen Bancorp’s statements included under Item 4.01 of its Form 8-K filed on November 15, 2006, and we agree with such statements concerning our firm. We have no basis to agree or disagree with the second paragraph or last paragraph of Item 4.01

McGladrey & Pullen, LLP is a member firm of RSM International —
an affiliation of separate and independent legal entities.